730 Third Avenue, New York, NY 10017 TIAA.org RANDY GIRALDO Portfolio Manager TIAA Real Estate Account At TIAA, we seek to provide you with timely insights and perspectives directly from the professionals whose everyday task is to manage your plan’s investments for the long term. To our valued TIAA Real Estate Account investors, Throughout 2020, the world experienced an unprecedented global health crisis and resulting economic crisis that hasn’t been seen in over 100 years. The economic impact will be felt for years to come and recovery is expected to be uneven across sectors. However, by the end of the year, there were several reasons for optimism, including: election uncertainty subsiding, federal law makers passing a second round of stimulus, and better than expected COVID-19 vaccine news. Commercial real estate, relative to other asset classes, experienced greater adverse effects by the ongoing pandemic but we continue to be optimistic about the future of real estate. Our discussion in this letter will focus on three items: • Work from home implications for the office sector • The TIAA Real Estate Account’s property diversification • Future Outlook for commercial real estate in 2021 Work from home implications for the office sector With traditional office workers continuing to work remotely as we begin 2021, the relevancy of the physical office space has come into question. A recent survey of 50,000 office workers, conducted by Cushman & Wakefield in November, found that 73% of them “want remote working policies expanded and a shift to balancing office, home and third places.” While the long-term impacts to office demand are unknown, the general consensus is that workers will demand greater flexibility, ultimately driving a reduction in demand for physical office space. This trend will be somewhat offset by the need for more space per office employee. Exhibit 99.1

Most tenants have chosen a “wait and see” approach to near-term lease expirations. As leases expired in 2020, U.S. tenants of the Real Estate Account (referred to as the “Account”) have generally signed short-term extensions instead of locking in longer-term deals. The next few years will likely be challenging for the office sector overall but certain characteristics of the Account, and the sector in general, provide reason for optimism. As you can see below, the broad diversification of the Account’s office portfolio across a number of markets and industries, largely mitigate geographic concentration and tenant risk. Data as of September 30th 2020 Another important point is there are numerous sub-sectors within the broader office market. For example, the Life Science sub-sector, a mix of office and laboratory space, has experienced rapid growth in recent years and was a strong performer in commercial real estate markets in 2020. The TIAA Real Estate Account has approximately $1.1 billion (12% of the office portfolio) in the Life Sciences sub-sector as of September 30, 2020. Notable tenants include Biogen, Eli Lilly and Fibrogen. The Medical Office sub-sector is another area of opportunity for the Account. In the fourth quarter, the Account established a joint venture with Healthcare Realty, a leading real estate investment trust (REIT) in the sub-sector, with the purpose of acquiring a diverse portfolio of assets over the next few years. One of the main benefits of office investments is their longer lease terms. Unlike apartments, which typically have 1-year durations, office leases tend to have terms ranging from 5 to 10 years. The weighted average lease term of the Account’s office portfolio is 5.9 years as of September 30, 2020. This helps secure cash flow during periods of uncertainty and disruption. Factoring in the credit quality of the tenant portfolio, rent collections reached 730 Third Avenue, New York, NY 10017 TIAA.org 2 TIAA Real Estate Account office real estate geographic diversification TIAA Real Estate Account office real estate tenant industry diversification Boston 17% D.C. 16% New York 14% Los Angeles 12% San Francisco 11% San Diego 7% Dallas 5% Miami 5% Other 13% Financial Services 23% Legal Services 13% IT 7% Pharmaceutical 7% Energy 6% Retail 5% Trade or Government Association 4% Consulting 4% Coworking 4% Media 3% Healthcare 2% Merchant Wholesalers 2% Real Estate 2% Advertising Agency 2% Life Science 2% Engineering Services 2% Manufacturing 1% Other 11%

95%+ for the Account's office portfolio through the first nine months of 2020. As shown in the chart below, the Account has a very manageable office lease expiration schedule through the end of 2025.



TIAA Real Estate Account
office lease expirations
9.9%
9.0%
9.5%
8.4%
12.1%
51.1%
2021
2022
2023
2024
2025
2026+

In summary, while we do anticipate some further weakness in the U.S. office market, we believe that the diversity of the Account's holdings and long dated leases will keep the Account well positioned for the future.

The TIAA Real Estate Account's property diversification

While stories around office and mall properties dominated news headlines in recent months it's important to understand the property composition of the TIAA Real Estate Account and how its assets are positioned to withstand the current economic environment.

Over the last 10 years the composition of investable real estate has changed significantly. There has been tremendous growth in non-traditional "alternative" asset types, broadly defined as anything other than the traditional main four property types – office, retail, industrial and multifamily. Private real estate lags behind the public REIT market in this regard, demonstrated by the charts below, which illustrate the sector composition of the NCREIF Property Index and the U.S. REIT market.



NCREIF Property Index –
Open End Diversified Core Equity ($B)
Healthcare $1.8
Other $1.2
Land $1.0
Hotel $0.7
Parking $0.4
Self Storage $6.2
Retail $36.1
Office $90.4
Industrial $52.2
Apartment $69.5
Alternative Sectors
Traditional Sectors
Public REIT Market Cap ($B)
Manufactured Homes $25.5
Single Family Homes $24.8
Lodging $22.4
$Self Storage $66.6
Industrial $128.4
Healthcare $95.0
Retail $101.2
Apartments $98.4
Data Centers $123.5
Tower $212.6
Office $71.0

REITs are constantly rewarded or punished by the capital markets, based on forward-looking prospects. Therefore, their overall composition changes more rapidly than that of private

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funds. We believe that the optimal composition of real estate portfolios going forward looks more like the REIT market. The TIAA Real Estate Account is ahead of its peers in this transformation. Over the past several years, the Account has diversified into alternative property types, highlighted below.

Sector	Net market value	Property count	Key alliances
Life sciences	$1,107,000,000	9	Alexandria Real Estate
Student housing	$567,000,000	11	The Preiss Company
Self-storage	$276,000,000	65	Extra Space Storage
Senior living	$188,000,000	14	Life Care Services
Medical office	$26,000,000	6	Healthcare Realty Trust, Seavest, Flagler
Hotel	$66,000,000	1	Aimbridge Hospitality
Total	$2,230,000,000	106	

As of September 30, 2020

With over 9% of its net asset value in non-traditional property types, the TIAA Real Estate Account compares favorably to similar private real estate funds with an approximately 5% allocation to alternative property types.

Traditional commercial real estate is still the bulk of the Account's net assets, and performance has varied by sector during 2020. It's worth noting that several sectors have proven resilient throughout the current downturn.

- **Industrial** – At approximately 17% of real estate investments, as of September 30, 2020, this sector has delivered property appreciation and provided stable income in a period of great uncertainty. Rising e-commerce retail sales have been a strong tailwind for the sector as consumers have been forced to do more online shopping.
- **Apartments** – This sector has provided stable income in 2020, with rents in the United States declining only 3% year-over-year through September, according to CBRE. As of September 30, 2020, rent collections for the Account's portfolio have tracked with the broader industry at approximately 95%, slightly below historical rates of 96-98%. Apartments comprise approximately 26% of the Account's real estate investments.
- **Grocery Anchored Retail** – This"necessity"-based sector has proven the most resilient retail subtype during the ongoing pandemic. Even though online grocery shopping saw exponential growth in 2020, it was still estimated to comprise less than 15% of overall grocery sales.
- **"Big Box" Retail** – Shopping centers anchored by Walmart, Target, Costco, Home Depot and Lowes have performed relatively well compared to other retail properties.

The above asset allocations, together with the alternative property types, constitute $13.4 billion of net assets (56% of net asset value) for the Account. Together with the resilient

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characteristics presented earlier regarding the Account’s office assets, we’re optimistic the portfolio is built to withstand the current economic crisis and exit this period on solid footing. Future outlook for commercial real estate in 2021 After a challenging 2020, the prospects for the U.S. economy and the commercial real estate market have begun to improve. Many of the obstacles and uncertainties present in the middle of the year have been resolved. • Political uncertainty – The recent elections have been resolved thereby reducing uncertainty regarding economic policy. Further, the government was able to pass a second round of stimulus in an effort to provide much needed economic aid to small businesses, distressed corporations and families. Additionally, Proposition 15 in California was voted down, ensuring commercial property tax increases do not exceed 2% annually. • Vaccines – With reported efficacies of 95%, the Moderna and Pfizer vaccines have exceeded expectations. As states begin mass distribution in the first half of 2021, experts believe that widespread immunity could be possible before year-end. Cases are ex- pected to peak in early 2021, then drop steadily as a result of vaccination efforts. • Accommodative monetary policy – The Federal Reserve has signaled that it will keep rates near zero at least through 2023 in order to allow the economy to fully recover. Historically, there has been a statistically significant positive correlation between interest rates and capitalization rates, a common metric of real estate value. As seen below, the spread between the 10-year Treasury yield and the average NCREIF capitalization has widened recently. With treasury yields expected to remain low, it is possible that capitalization rates decline, driving real estate valuations higher. 730 Third Avenue, New York, NY 10017 TIAA.org 5 10-year Treasury rate vs capitalization rate %12 10 8 6 4 2 0 ‘94 ‘96 ‘98 ‘00 ‘02 ‘04 ‘06 ‘08 ‘10 ‘12 ‘14 ‘16 ‘18 ‘20 Spread 10-year TreasuryCap rate

• Pent-Up Demand – In 2020, the combination of stimulus, economic uncertainty and inability to physically consume certain types of goods and services (e.g.,events, travel, experiential, retail) led to a historically high savings rate, as shown below. As government-mandated restrictions ease and health fears subside, we expect spending to bounce back in the second half of 2021. Data source: Bloomberg, Bureau of Economic Analysis, Jan 2005 to Oct 2020. • Slowing supply growth – New construction was largely paused at the onset of the pandemic in March 2020, as real estate firms’ appetite for development risk diminished. This interruption in supply bodes well for owners of existing real estate as competition for tenants eases just as demand recovers. Source: CBRE data as of September 30th 2020 730 Third Avenue, New York, NY 10017 TIAA.org 6 5-year supply growth historical vs forecasted 0.5% Retail Office Apartments Industrial Historical Forecast 0.3% 1.2% 0.9% 1.8% 1.3% 1.6% 1.7% High savings rates and growing incomes imply higher future spending U.S. PERSONAL SAVING RATE U.S. PERSONAL INCOME (YOY)• • 35% 30% 25% 20% 15% 10% 5% 0% -5% -10% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020

144031_1657823 (01/21) While 2020 was certainly a challenging year, we believe there is reason for optimism in 2021. The Account is well positioned for the future. Given its strong balance sheet and broad portfolio diversification, it has the unique ability to make strategic asset allocation decisions during this unprecedented time. As we look to 2021, the Account will seek to further improve diversification by selling lower productivity assets and acquiring assets in preparation for what we believe is a bright future. We thank you for your trust and support and we will continue to provide the high-quality management and service that you deserve. Sincerely, Randy Giraldo Portfolio Manager TIAA Real Estate Account Log in to your account on TIAA.org or visit TIAA.org/REA to learn more. Variable Annuity account options are available through contracts issued by TIAA or CREF. These contracts are designed for retirement or other long-term goals, and offer a variety of income options, including lifetime income. Payments from the variable annuity accounts and mutual funds are not guaranteed and will rise or fall based on investment performance. In general, the value of the TIAA Real Estate Account will fluctuate based on the underlying value of the direct real estate or real estate-related securities in which it invests. The risks associated with investing in the Real Estate Account include the risks associated with real estate ownership including, among other things, fluctuations in underlying property values, higher expenses or lower income than expected, risks associated with borrowing and potential environmental problems and liability, as well as risks associated with participant flows and conflicts of interest. For a more complete discussion of these and other risks, please consult the prospectus. Any guarantees under annuities issued by TIAA are subject to TIAA’s claims-paying ability. Payments under the TIAA Real Estate Account are variable and will rise and fall based on investment performance of the Account. This material is for informational or educational purposes only and does not constitute fiduciary investment advice under ERISA, a securities recommendation under all securities laws, or an insurance product recommendation under state insurance laws or regulations. This material does not take into account any specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on the investor’s own objectives and circumstances. Examples included in this material are hypothetical and for illustrative purposes only and not meant to represent any particular investment product or strategy. No strategy can assure a profit or protect against all loss. Investment products may be subject to market and other risk factors. See the applicable product literature or visit TIAA.org for details. You should consider the investment objectives, risks, charges, and expenses carefully before investing. Please call 877-518-9161 or go to TIAA.org for current product and fund prospectuses that contain this and other information. Please read the prospectuses carefully before investing. TIAA-CREF Individual & Institutional Services, LLC, Member FINRA, distributes securities products. Annuity contracts and certificates are issued by Teachers Insurance and Annuity Association of America (TIAA) and College Retirement Equities Fund (CREF), New York, NY. Each is solely responsible for its own financial condition and contractual obligations. ©2021 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017 1433291B